Exhibit 99.1

Phio Pharmaceuticals Announces Initiation of Collaborative Clinical Trial with PH-762, AgonOx’s Tumor Infiltrating Lymphocyte Program (AGX148) and Providence Cancer Institute

One of two newly announced clinical trials for its lead product candidate, PH-762

MARLBOROUGH, MA., May 24, 2023 /PRNewswire—Phio Pharmaceuticals Corp. (Nasdaq: PHIO), a clinical stage biotechnology company whose proprietary INTASYL™ RNAi platform technology is designed to make immune cells more effective in killing tumor cells, today announced its clinical development partner, AgonOx, Inc, in collaboration with Providence Cancer Institute, has completed the site initiation visit and can commence with patient accrual.

The clinical trial will assess the safety and the potential for enhanced therapeutic benefit from the administration of Phio’s PH-762 treated ‘double positive’ (DP) CD8 tumor infiltrating lymphocytes (TILs) in patients with melanoma and other advanced solid tumors. The trial will be conducted at Providence Cancer Institute in Portland, Oregon, by Principal Investigator Brendan Curti, MD, Medical Oncologist and Robert W. Franz Endowed Chair for Clinical Research at the Earle A. Chiles Research Institute, a division of Providence.

“With both regulatory clearance and the completion of the site initiation visit this study can now proceed and we are excited to test PH-762 combined with this new TIL therapy,” said Andrew Weinberg, PhD, President and CSO at AgonOx and Member at the Earle A. Chiles Research Institute, Providence Cancer Institute.

“With the initiation of this clinical trial, Phio continues to advance the development of improved cell therapies for oncologic indications. We are pleased with our ongoing collaboration with AgonOx and the Providence Cancer Institute and look forward to continued progress,” said Robert Bitterman, Phio’s President and CEO.

Phio recently received FDA clearance to initiate a clinical trial of intratumoral PH-762 in patients with cutaneous squamous cell carcinoma, melanoma, and Merkel cell carcinoma. The trial is expected to commence in the second half of 2023.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (Nasdaq: PHIO) is a clinical stage biotechnology company whose proprietary INTASYL™ RNAi technology is designed to make immune cells more effective in killing tumor cells. INTASYL is the only self-delivering RNAi technology focused on immuno-oncology therapeutics. INTASYL drugs precisely target specific proteins that reduce the body's ability to fight cancer, without the need for specialized formulations or drug delivery systems.

For additional information, visit the Company's website, www.phiopharma.com.

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About AgonOx, Inc.

AgonOx, Inc. is a privately held, Portland, OR-based biotechnology company. The company was the first to identify and expand tumor-reactive T cells using CD39 and CD103 (DP) CD8s. A patented process that can also be used to identify tumor-reactive TCRs. Agonox is also developing a pipeline of novel immunotherapy drugs targeting key regulators of the immune response to cancer. For additional information, visit the company's website, www.agonox.com.

About Providence Cancer Institute of Oregon

Providence Cancer Institute of Oregon, a part of Providence St. Joseph Health, offers the latest in cancer services, including diagnosis, treatment, prevention, education and support. Providence is home to the Earle A. Chiles Research Institute, an internationally renowned leader in the field of cancer immunotherapy since 1993, where investigators lead more than 400 active clinical trials for cancers of the breast, colon, prostate, lung, esophagus, liver, pancreas, head and neck, ovary, skin, blood and other conditions. Learn more at Providence.org/ORcancer.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as "intends," "believes," "anticipates," "indicates," "plans," "expects," "suggests," "may," "would," "should," "potential," "designed to," "will," "ongoing," "estimate," "forecast," "target," "predict," "could" and similar references, although not all forward-looking statements contain these words. These statements are based only on our current beliefs, expectations and assumptions and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Examples of forward-looking statements include statements regarding the potential for enhanced therapeutic benefit from the administration of PH-762 treated DP TIL and the timing of the commencement of our anticipated Phase 1b clinical trial of PH-762 in cutaneous squamous cell carcinoma, melanoma and Merkel cell carcinoma. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the impact to our business and operations by inflationary pressures, rising interest rates, recession fears, the development of our product candidates, results from our preclinical and clinical activities, our ability to execute on business strategies, our ability to develop our product candidates with collaboration partners, and the success of any such collaborations, the timeline and duration for advancing our product candidates into clinical development, the timing or likelihood of regulatory filings and approvals, the success of our efforts to commercialize our product candidates if approved, our ability to manufacture and supply our product candidates for clinical activities, and for commercial use if approved, the scope of protection we are able to establish and maintain for intellectual property rights covering our technology platform, our ability to obtain future financing, market and other conditions and those identified in our Annual Report on Form 10-K under the caption "Risk Factors" and in other filings the Company periodically makes with the SEC. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release, except as required by law.

Contact Phio Pharmaceuticals Corp.

ir@phiopharma.com

Investor Contact	PR Contact
Ashley R. Robinson	Michael Adams
LifeSci Advisors	Bridge View Media
arr@lifesciadvisors.com	adams@bridgeviewmedia.com

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